Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into as of the 1st day of December, 2006 by and between HORIZON BANK, N.A. (the “Bank”), a national banking association organized under the laws of the United States of America, HORIZON BANCORP (the “Holding Company”) a corporation formed under the laws of the State of Indiana and a registered bank holding company (jointly referred to herein as the “Company”) and CRAIG M. DWIGHT (the “Executive”), a resident of the State of Indiana,

W I T N E S S E T H:

WHEREAS, Bank is a wholly-owned subsidiary of the Holding Company; and

WHEREAS, the Executive is currently employed as an employee-at-will by the Company and is currently serving as the President and Chief Executive Officer of the Holding Company and as Chairman and Chief Executive Officer of the Bank; and

WHEREAS, the Company desires to continue the employment of the Executive, and the Executive desires to continue to be employed by the Company, in accordance with the provisions of this Agreement; and

WHEREAS, in addition to the employment provisions contained herein, the Company and the Executive have agreed to certain restrictions, covenants, agreements and severance payments, as set forth in this Agreement; and

WHEREAS, the Executive is willing to commit to continue in the performance of such services for the Company upon the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants, agreements and obligations contained herein, the continued employment of the Executive by the Company pursuant to this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Executive, each intending to be legally bound, hereby agree as follows:

Section 1.	Employment; Term.

(a) Employment. Unless terminated earlier as provided herein, the Company hereby agrees to employ the Executive, and the Executive hereby agrees to be employed by the Company, on a full-time basis in accordance with the provisions of this Agreement.

(b) Term. Unless terminated earlier as provided herein, the initial term of the Executive’s employment with the Company hereunder will begin on the date of this Agreement and will end on the date which is three years following the date hereof; provided, however, that on each annual anniversary of the date of this Agreement until the year in which the Executive attains age 63, the Executive’s term of employment will be extended for an additional one-year period beyond the then-effective expiration date, upon the same agreements, covenants and provisions set forth herein, unless at least 60 days prior to the expiration of any one-year period during the term thereof, the Company delivers to the Executive written notice that the term of this Agreement will not be so extended for a one-year period (the initial term of this Agreement and all extensions thereof, if any, are hereinafter referred to individually and collectively as the “Term”).

Section 2.	Position; Duties; Responsibilities.

(a) Position. During the Term, the Executive will be the Chairman and Chief Executive Officer of the Bank and the President and Chief Executive Officer of the Holding Company and will perform such duties and responsibilities as may be assigned by the board of directors of the Bank or the Holding Company and which are not unreasonably inconsistent with the duties currently being performed by the Executive.

(b) Duties and Responsibilities. During the Term, the Executive will devote substantially all business time, attention and energy, and reasonable best efforts, to the interests and business of the Bank, the Holding Company and their affiliates and subsidiaries (collectively “Affiliates”) and to the performance of the Executive’s duties and responsibilities on behalf of the Company and Affiliates. The Executive may use his discretion in fixing the hours and schedule of work consistent with the proper discharge of the Executive’s duties. The Executive, subject to the direction and control of the board of directors of the Bank and of the Holding Company, will have all power and authority commensurate with the Executive’s status and necessary to perform his duties hereunder. During the Term the Executive will not serve on the board of directors of any for-profit organization without the prior consent of the Holding Company’s board of directors (‘Board”).

(c) Working Conditions. So long as the Executive is employed by the Company pursuant to this Agreement, the Executive will be entitled to office space and working conditions consistent with his position as President and Chief Executive Officer of the Holding Company and Chairman and Chief Executive Officer of the Bank. The Company will provide the Executive with such assistance and working accommodations as are suitable to the character of his positions with the Company and as are adequate for the performance of the Executive’s duties. The Executive will not be required to be absent from the location of the principal executive offices of the Company on travel status or otherwise more than 30 days in any calendar year. The Company will not, without the written consent of the Executive, relocate or transfer Executive to a location more than 30 miles from his principal residence.

Section 3.	Compensation and Employee Benefits.

(a) Base Salary. During the Term, for all services rendered to or on behalf of the Company by the Executive in all capacities pursuant to this Agreement or otherwise, the Company will pay to the Executive an annual base salary equal to the amount being paid the Executive as of the date of this Agreement (the “Base Salary”), and will be adjusted in accordance with this Section. At approximately annual intervals, after the end of each fiscal year of the Bank during the Term, the Board will review, or will cause to be reviewed, the Base Salary payable to the Executive, giving attention to all factors that the Board deems pertinent, including, without limitation, any recommendations of the Board or the compensation committee of the

Board, the performance of the Bank, the Holding Company and their Affiliates, the performance of the Executive and the compensation practices inside and outside of the Company. The Board will, after such annual review, determine the Base Salary to be paid until the completion of the next annual review, but such new Base Salary will not be less than the Base Salary as of the date hereof. The Base Salary will be paid to the Executive in accordance with the Bank’s usual and customary payroll practices applicable to its employees generally.

(b) Incentive Compensation. During the Term, the Executive will be entitled to participate in all incentive compensation plans and programs in effect from time to time and generally available to executive officers of the Company, subject to the terms and conditions of such plans and programs.

(c) Employee Benefit Plans. During the Term, the Executive will be entitled to participate in all employee benefit plans and programs in effect from time to time and generally available to executive officers of the Company, subject to the terms and conditions of such plans and programs.

(d) Other Policies. All other matters relating to the employment of the Executive by the Company not specifically addressed in this Agreement, or in the plans and programs referenced above (including, without limitation, vacation, sick and other paid time off), will be subject to the employee handbooks, rules, policies and procedures of the Company in effect from time to time.

(e) Taxes and Other Amounts. All taxes (other than the Company’s portion of FICA taxes) on the Base Salary and other amounts payable to the Executive pursuant to this Agreement or any plan or program will be paid by the Executive. The Company will be entitled to withhold from the Base Salary and all other amounts payable to the Executive pursuant to this Agreement or any plan or program (i) applicable withholding taxes, and (ii) such other amounts as may be authorized by the Executive in writing.

(f) Acknowledgment by the Executive. Notwithstanding anything herein to the contrary, the Executive hereby understands, acknowledges and agrees that the Bank or Holding Company may, each in its sole discretion, amend, modify, freeze, suspend or terminate any or all of the incentive compensation, stock option, employee benefit and other plans and programs referenced herein at any time and from time to time in the future as provided in such plans and programs. Provided, however, that any such amendment, modification, freezing, suspension or termination will not affect any of the Executive’s vested or accrued benefits under any such plans or programs.

Section 4.	Termination of Employment.

Subject to the respective continuing obligations of the parties hereto set forth in this Agreement, the Executive’s employment with the Company may be terminated during the Term in any of the following ways:

(a) Termination by the Company for Cause. The Company, upon written notice to the Executive, may terminate the Executive’s employment with the Company immediately (except as otherwise expressly provided herein with respect to the Executive’s limited right to cure) for Cause. For purposes of this Section 4, “Cause” is defined as any of the following which, in the case of (iii) below, has not been expressly consented to in advance by the Company in writing:

(i) An intentional act of fraud, embezzlement, theft, or personal dishonesty; willful misconduct, or breach of fiduciary duty involving personal profit by the Executive in the course of his employment. No act or failure to act will be deemed to have been intentional or willful if it was due primarily to an error in judgment or negligence. An act or failure to act will be considered intentional or willful if it is not in good faith and if it is without a reasonable belief that the action or failure to act is in the best interest of the Company or Affiliates;

(ii) Intentional wrongful damage by the Executive to the business or property of the Company or any Affiliates, causing material harm to the Company or any Affiliates;

(iii) Breach by the Executive of any provision of this Agreement, as in effect from time to time with the Company (other than a breach justifying termination pursuant to any other provision of this subsection 4(a));

(iv) Gross negligence or insubordination by the Executive in the performance of his duties, or the Executive’s refusal or repeated failure to carry out lawful directives of the Board;

(v) Removal or permanent prohibition of the Executive from participating in the conduct of the affairs of the Bank or its Affiliates by an order issued under subsection 8(e)(4) or 8(g)(1) of the Federal Deposit Insurance Act, 12 USC §§ 1818(e)(4) and (g)(1).

(b) Termination by the Company Without Cause. The Company, upon not less than 30 days prior written notice to the Executive, may terminate the Executive’s employment with the Company without Cause.

(c) Termination by the Executive for Good Reason. The Executive, upon written notice to the Company, may terminate his employment with the Company immediately (except as otherwise expressly provided herein with respect to the Company’s limited right to cure) for Good Reason. For purposes of this Section 4, “Good Reason” means the occurrence of any of the following events, which has not been expressly consented to in advance by the Executive in writing:

(i) The requirement that the Executive move his office to a location more than 30 miles from his principal residence;

(ii) A reduction of ten percent or more in the Executive’s then current annual Base Salary, unless part of an institution-wide reduction and proportionate to the reduction in the Base Salary of all other executive officers of the Company;

(iii) The removal of the Executive from participation in any incentive compensation or performance-based compensation plans unless the Company terminates participation in the plan or plans with respect to all other executive officers of the Company;

(iv) The taking of any action by the Bank or Holding Company which would directly or indirectly reduce any material benefit plan or program or deprive the Executive of any such benefit enjoyed by him, unless part of an institution-wide reduction and applied similarly to all other executive officers of the Company;

(v) The assignment to the Executive of duties and responsibilities materially different from those normally associated with his position as referenced in Section 2;

(vi) A material diminution or reduction in the Executive’s responsibilities or authority (including reporting responsibilities) in connection with his employment with the Company;

(vii) A material reduction in the secretarial or administrative support of the Executive; or

(viii) Breach by the Company of any provision of this Agreement, as in effect from time to time with the Executive, other than a breach justifying termination pursuant to any other provision of this subsection 4(c).

(d) Termination by the Executive Without Good Reason. The Executive, upon not less than 30 days prior written notice to the Bank, may terminate his employment with the Company without Good Reason.

(e) Termination in the Event of Death or Disability. The Executive’s employment hereunder will terminate immediately upon the death of the Executive. The Executive’s employment with the Company may be terminated by the Company in the event of the occurrence of a Disability of the Executive. For purposes hereof, a “Disability” is defined as the Executive’s inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months. If, by reason of any medically determinable physical or mental impairment that can be expected to result in death or last for a continuous period of not less than 12 months, the Executive is receiving income replacement benefits for a period of not less than three months under an accident and health plan sponsored by the Company, the Executive will be deemed to be Disabled. The Compensation Committee of the Board will be the sole and final judge of whether the Executive is Disabled for purposes of this Agreement, after consideration of any evidence it may require, including the reports of any physician or physicians it may designate.

(f) Termination by the Executive in the Event of a Change in Control.

(i) Following a Change in Control (as hereinafter defined), the Executive, upon 30 days prior written notice to the Company, may terminate his employment with the Company immediately upon the occurrence of any of the following events after a Change in Control, unless the Executive consents in writing to the occurrence of any such events:

(A) the assignment to the Executive of duties or responsibilities that are inconsistent with the Executive’s positions as Chairman and Chief Executive Officer of the Bank and President and Chief Executive Officer of the Holding Company, or a substantial reduction in the nature or status of the Executive’s duties and responsibilities from those in effect immediately prior to a Change in Control;

(B) a reduction by the Company in the Executive’s Base Salary in effect on the date preceding the date of the Change in Control;

(C) the Company requires the Executive to be based anywhere other than the location at which he was based immediately prior to the Change in Control; or

(D) the failure by the Bank or Holding Company to continue to provide the Executive with benefits substantially similar to those described in subsections 3(b), (c) and (d) which are provided to the Executive immediately prior to a Change in Control.

(ii) Following a Change in Control (as hereinafter defined), the Executive, upon written notice to the Company, may terminate his employment with the Company, during a 30-day period beginning on a date six months following the date of the Change in Control and ending at midnight on the date that is six months and 30 days following the date of the Change in Control.

(g) Termination by the Company Upon a Change in Control. The Company, upon 30 days prior written notice to the Executive, may terminate the Executive’s employment with the Company during the six-month period immediately following a Change in Control.

(h) Notice of Termination. Any termination of the Executive’s employment with the Company as contemplated by this Section 4, except in the event of the Executive’s death, will be communicated by a written “Notice of Termination” by the terminating party to the other party hereto. Any Notice of Termination will indicate the specific provisions of this Agreement relied upon and, if applicable, will set forth in reasonable detail the facts and circumstances claimed to provide a basis for such termination. The last day of the Executive’s employment with the Company will be referred to herein as the “Date of Termination.”

(i) Limited Right to Cure by the Company and the Executive.

(i) In the event that the Company desires to terminate the Executive’s employment for Cause pursuant to subsection 4(a)(iii), the Company will first deliver to the Executive a written notice which will (A) indicate the specific provisions of this Agreement relied upon for such termination, (B) set forth in reasonable detail the facts and circumstances claimed to provide a basis for such termination, and (C) describe the steps, actions, events or other items that must be taken, completed or followed by the Executive to correct or cure the basis for such termination. The Executive will then have 30 days following the effective date of such notice to fully correct and cure the basis for the termination of his employment. If the Executive does not fully correct and cure the basis for the termination of his employment within such 30-day period, then the Company will have the right to terminate the Executive’s employment with the Company immediately for Cause upon delivering to the Executive a written Notice of Termination and without any further cure period. Notwithstanding the foregoing, the Executive will be entitled to so correct and cure only a maximum of two times during any calendar year.

(ii) In the event that the Executive desires to terminate his employment with the Company for Good Reason pursuant to subsection 4(c) or upon a Change in Control pursuant to subsection 4(f), the Executive will first deliver to the Company a written notice which will (A) indicate the specific provisions of this Agreement relied upon for such termination, (B) set forth in reasonable detail the facts and circumstances claimed to provide a basis for such termination, and (C) describe the steps, actions, events or other items that must be taken, completed or followed by the Company to correct or cure the basis for such termination. The Company will then have 30 days following the effective date of such notice to fully correct and cure the basis for the termination of the Executive’s employment. If the Company does not fully correct and cure the basis for the termination of the Executive’s employment within such 30-day period, then the Executive will have the right to terminate his employment with the Company immediately upon delivering to the Company a written Notice of Termination and without any further cure period. Notwithstanding the foregoing, the Company will be entitled to so correct and cure only a maximum of two times during any calendar year.

(j) Change in Control. For purposes of this Agreement, a “Change in Control” will be deemed to have occurred if the conditions or events set forth in any one or more of the following subsections occur:

(i) Any merger, consolidation or similar transaction which involves the Bank or Holding Company and in which persons who are the shareholders of the Bank or Holding Company immediately prior to the transaction own, immediately after the transaction, shares of the surviving or combined entity which possess voting rights equal to or less than 50 percent of the voting rights of all shareholders of such entity, determined on a fully diluted basis;

(ii) Any sale, lease, exchange, transfer or other disposition of all or any substantial part of the consolidated assets of the Bank or Holding Company;

(iii) Any tender, exchange, sale or other disposition (other than disposition of the stock of the Holding Company or the Bank in connection with bankruptcy, insolvency, foreclosure, receivership or other similar transactions) or purchase (other than purchases by the Holding Company or any Holding Company or Bank sponsored employee benefit plan, or purchases by members of the board of directors of the Holding Company or the Bank) of shares which represent more than 25 percent of the voting power of the Holding Company or the Bank; or

(iv) During any period of two consecutive years individuals who at the date of this Agreement constitute the Board cease for any reason to constitute at least a majority thereof, unless the election of each director at the beginning of the period has been approved by directors representing at least a majority of the directors then in office.

Notwithstanding the foregoing, a Change in Control (A) will not occur as a result of the issuance of stock by the Holding Company in connection with any public offering of its stock; (B) will not be deemed to have occurred with respect to any transaction unless such transaction has been approved or shares have been tendered by a majority of the shareholders who are not Section 16(b) Persons; or (C) will not occur due to stock ownership by the Horizon Bancorp Employees’ Stock Bonus Plan Trust, which forms a part of the Horizon Bancorp Employees’ Stock Bonus Plan or any other employee benefit plan.

“Section 16(b)” Person means a person subject to potential liability under Section 16(b) of the 1934 Act with respect to transactions which involve equity securities of the Holding Company.

Section 5.	Payment Upon Termination of Employment.

Upon the termination of the Executive’s employment with the Company pursuant to Section 4, the Executive will receive the following:

(a) Termination by the Company for Cause, by the Executive Without Good Reason or Due to Death or Disability of the Executive. Upon the termination of the Executive’s employment by the Company for Cause pursuant to subsection 4(a), by the Executive without Good Reason pursuant to subsection 4(d) or in the event of termination due to the death or disability of the Executive pursuant to subsection 4(e), the Company will pay or provide to the Executive the following amounts and benefits:

(i) that portion of the Executive’s Base Salary earned through the Date of Termination, payable in accordance with normal payroll practices;

(ii) all amounts that have vested or accrued prior to the Date of Termination under all incentive compensation or employee benefit plans of the Bank or Holding Company in accordance with the provisions of such plans; and

(iii) notwithstanding the foregoing, all options granted to the Executive to purchase shares of common stock of the Holding Company and all shares of restricted stock of the Holding Company (whether such options and restricted shares are vested or unvested) shall be treated in accordance with the applicable plan and award agreement(s) between the Holding Company and the Executive.

It is noted that nothing in this Agreement will serve to prevent the Executive from receiving long term disability payments from the Company’s long term disability program, if any, if the Executive is otherwise eligible to receive benefits under such a program.

(b) Termination by the Company Without Cause or by the Executive With Good Reason and Termination by the Executive or the Company Upon a Change in Control. Upon the termination of the Executive’s employment by the Company without Cause pursuant to subsection 4(b) or upon a Change in Control pursuant to subsection 4(g), or by the Executive with Good Reason pursuant to subsection 4(c) or upon a Change in Control pursuant to subsection 4(f), the Company will pay or provide to the Executive the following amounts and benefits:

(i) that portion of the Executive’s Base Salary earned through the Date of Termination, payable in accordance with normal payroll practices;

(ii) an amount equal to two times the Executive’s annual Base Salary in effect as of the date immediately preceding the Date of Termination plus an amount equal to the Executive’s Bonus paid or payable for the last two calendar years preceding the Date of Termination, payable in a single sum as of the date of the first payroll that is not less than 60 days following the Date of Termination, or as soon as administratively practicable thereafter;

(iii) continued participation in the group health insurance and group life insurance benefits which the Executive would have been eligible to participate in or receive on the day prior to the Date of Termination (“Insurance Programs”) beginning on the Date of Termination and continuing for a period of two years, but only to the extent the Executive continues to qualify for participation therein. The Company will obtain a fully-insured group health insurance policy and group life insurance benefits for the Executive if he is not permitted to continue participation in those Insurance Programs for a period of two years from the Date of Termination;

(iv) all amounts that have vested or accrued prior to the Date of Termination under all incentive compensation or employee benefit plans of the Holding Company or Bank in accordance with the provisions of such plans; and

(v) cash reimbursement for reasonable expenses (as determined by the Board in its sole discretion) actually incurred by the Executive in searching for new employment during the two-year period following the Date of Termination and limited to no greater than $30,000. Each reimbursement will be paid to the Executive within 30 days following the receipt by the Company of a valid claim substantiating the expense; and

(vi) notwithstanding the foregoing, all options granted to the Executive to purchase shares of common stock of the Holding Company and all shares of restricted stock of the Holding Company (whether such options and restricted shares are vested or unvested) shall be treated in accordance with the applicable plan and award agreement(s) between the Holding Company and the Executive.

(c) Delay of Payment of Benefits in Certain Circumstances.

(i) Separation from Service. “Separation from Service” means the date on which the Executive dies, retires or otherwise experiences a Termination of Employment with the Company. Provided, however, a Separation from Service does not occur if the Executive is on military leave, sick leave or other bona fide leave of absence (such as temporary employment by the government) if the period of such leave does not exceed six months, or if the leave is for a longer period, so long as the individual’s right to reemployment with the Company is provided either by statute or by contract. If the period of leave exceeds six months and the Executive’s right to reemployment is not provided either by statute or contract, there will be a Separation from Service on the first date immediately following such six-month period. The Executive will incur a “Termination of Employment” when a termination of employment is incurred under Proposed Treasury Regulation 1.409A-1(h)(ii) or any final version of such Proposed Regulation.

(ii) Suspension of Payments to Specified Employees. To the extent such suspension is required by Section 409A of the Internal Revenue Code of 1986, as amended (“Code”) or Treasury Regulations issued pursuant to Code Section 409A, if an amount is payable to the Executive due to the Executive’s Separation from Service for a reason other than the Executive’s death, and if at the time of the Separation from Service the Executive is a “Specified Employee,” payment of all amounts to the Executive under the Plan will be suspended for six months following such Separation from Service. The Executive will receive payment of such amounts on the first day following the six-month suspension period.

(A) A “Specified Employee” means an individual who is a “Key Employee” of the Company at a time when the Holding Company’s stock is publicly traded on an established securities market. The Executive will be a Specified Employee on the first day of the fourth month following any “Identification Date” on which the Executive is a Key Employee.

(B) The Executive is a “Key Employee” if at any time during the 12-month period ending on an Identification Date the Executive is: (i) an officer of the Company having annual compensation greater than $130,000 (as adjusted in the same manner as under Code Section 415(d) except that the base period will be the calendar quarter beginning July 1, 2001, and any increase under this sentence which is not a multiple of $5,000 will be rounded to the next lower multiple of $5,000); (ii) a five-percent owner of the Company; or (iii) a one-percent owner of the Company having an annual compensation greater than $150,000. For purposes of determining whether an Executive is an officer under clause (i), nor more than 50 employees (or, if lesser, the greater of three or ten percent of the employees) will be treated as officers, and those categories of employees listed in Code Section 414(q)(5) will be excluded.

(C) The “Identification Date” for purposes of this Agreement is December 31 of each calendar year.

(d) Certain Limitations. All amounts payable to the Executive pursuant to this Section 5 will be subject to the following limitations:

(i) amounts payable pursuant to this subsection will be subject to the terms of subsection 13(q) and paid only so long as the Executive is not in breach of any of the provisions of this Agreement; and

(ii) payment will be made pursuant to this subsection only if the Executive executes a release of claims satisfactory to the Bank.

(e) Waiver of Other Rights. In consideration of the payments and benefits provided for in this Section, the Executive (i) hereby waives any right to, and agrees not to file any claim for, unemployment compensation in the event of any termination of his employment with the Company, and (ii) hereby waives any right to, and agrees not to file any claim for, any severance pay or other compensation to which he may be entitled under federal labor law.

Section 6.	Non-Disclosure; Return of Confidential Information and Other Property.

(a) Access to Confidential Information. The Executive understands, acknowledges and agrees that during the course of his employment with the Company he has gained or will gain information regarding, knowledge of and familiarity with the Confidential Information (as hereinafter defined) of the Company and any Affiliates and that if the Confidential Information was disclosed by the Executive, the Company or Affiliate would suffer irreparable damage and harm. The Executive understands, acknowledges and agrees that the Confidential Information derives substantial economic value from, among other reasons, not being known or readily ascertainable by proper means by others who could obtain economic value therefrom upon disclosure. The Executive acknowledges and agrees that the Company and all Affiliates use reasonable means to maintain the secrecy and confidentiality of the Confidential Information.

(b) Non-Disclosure. At all times while the Executive is employed by the Company or any Affiliate, and at all times thereafter, the Executive will not (i) directly or indirectly disclose, provide or discuss any Confidential Information with or to any Person other than those directors, officers, employees, representatives and agents of the Company and any Affiliates who need to know such Confidential Information for a proper corporate purpose, and (ii) directly or indirectly use any Confidential Information (A) to compete against the Company or any Affiliates, or (B) for the Executive’s own benefit or for the benefit of any Person other than the Company or any Affiliate.

(c) Confidential Information Defined. For purposes of this Agreement, the term “Confidential Information” means any and all:

(i) materials, records, data, documents, lists, writings and information (whether in writing, printed, verbal, electronic, computerized, on disk or otherwise) (A) relating or referring in any manner to the business, operations, affairs, financial condition, results of operation, cash flow, assets, liabilities, sales, revenues, income, estimates, projections, policies, strategies, techniques, methods, products, developments, suppliers, relationships and/or customers of the Company or any Affiliate that are confidential, proprietary or not otherwise publicly available, in any event not without a breach of this Agreement, or (B) that the Company or any Affiliate has deemed confidential, proprietary or nonpublic;

(ii) trade secrets of the Company or any Affiliate, as defined in Indiana Code Section 24-2-3-2, as amended, or any successor statute; and

(iii) any and all copies, summaries, analyses and extracts which relate or refer to or reflect any of the items set forth in (i) or (ii) above. The Executive agrees that all Confidential Information is confidential and is and at all times will remain the property of, as applicable, the Company or any of the Affiliates.

(d) Definition of Person. For purposes of this Agreement, the term “Person” will mean any natural person, proprietorship, partnership, corporation, limited liability corporation, bank, organization, firm, business, joint venture, association, trust or other entity and any government agency, body or authority.

(e) Return of Confidential Information and Other Property. The Executive covenants and agrees:

(i) to keep all Confidential Information subject to the Company’s or any Affiliate’s custody and control and to promptly return to the Company or the appropriate Affiliate all Confidential Information that is still in the Executive’s possession or control at the termination of the Executive’s employment with the Company; and

(ii) promptly upon termination of the Executive’s employment with the Company, to return to the Company, at the Company’s principal office, all vehicles, equipment, computers, credit cards and other property of the Company and to cease using any of the foregoing.

Section 7.	Non-Competition.

(a) Agreement Not to Compete. The Executive hereby understands, acknowledges and agrees that, by virtue of his positions with the Company and any Affiliates, the Executive has and will have advantageous familiarity and personal contacts with the customers, wherever located, of the Company and any Affiliates and has and will have advantageous familiarity with the business, operations and affairs of the Company and any Affiliates. In addition, the Executive understands, acknowledges and agrees that the business of the Company and its

Affiliates is highly competitive. Accordingly, at all times while the Executive is employed by the Company and for a two-year period following the termination of the Executive’s employment with the Company, the Executive will not, in any county in which the Holding Company or the Bank has an office (such counties to be limited, in the event of a Change in Control, to those counties in which the Holding Company or the Bank have an office and not also limited by the counties in which the acquiring company and its other affiliates have an office), directly or indirectly, or individually or together with any other Person, as owner, shareholder, investor, member, partner, proprietor, principal, director, officer, employee, manager, agent, representative, independent contractor, consultant or otherwise:

(i) Engage in or assist another Person in engaging in, or use or permit his name to be used in connection with, any business, operation or activity which competes with any business, operation or activity conducted or proposed to be conducted by the Company or any Affiliates or which is in the same or a similar line of business as the Company or any Affiliates, at any time during the Executive’s employment with the Company or any Affiliates or during such two-year period following the Date of Termination; or

(ii) Finance, join, operate or control any business, operation or activity which competes with any business, operation or activity conducted or proposed to be conducted by the Company or any Affiliates or which is in the same or a similar line of business as the Company or any Affiliates, at any time during the Executive’s employment with the Company or any Affiliates or during such two-year period following the Date of Termination; or

(iii) Offer or provide employment to, hire or engage (whether on a full-time, part-time or consulting basis or otherwise) any individual who has been an employee of the Company or any Affiliates within two years prior to such offer, hiring or engagement.

(b) Enforceability. The Executive acknowledges the regional scope of the business of the Company and the Affiliates. Notwithstanding the foregoing, in the event that any provision of this Section is found by a court of competent jurisdiction to exceed the time, geographic or other restrictions permitted by applicable law in any jurisdiction, then such court will have the power to reduce, limit or reform (but not to increase or make greater) such provision to make it enforceable to the maximum extent permitted by law, and such provision will then be enforceable against the Executive in its reduced, limited or reformed manner; provided, however, that a provision will be enforceable in its reduced, limited or reformed manner only in the particular jurisdiction in which a court of competent jurisdiction makes such determination. In addition, the parties agree that the provisions of this Section will be severable in accordance with subsection 13(e).

Section 8.	Non-Solicitation.

The Executive hereby understands, acknowledges and agrees that, by virtue of his positions with the Company and any Affiliates, the Executive has and will have advantageous familiarity and personal contacts with the customers, wherever located, of the Company or any of the Affiliates and has and will have advantageous familiarity with the business, operations and affairs of the Company or any of the Affiliates. In addition, the Executive understands, acknowledges and agrees that the business of the Company and the Affiliates is highly competitive. Accordingly, at all times while the Executive is employed by the Company or any of the Affiliates and for a two-year period following the Date of Termination, the Executive will not, directly or indirectly, or individually or together with any other Person, as owner, shareholder, investor, member, partner, proprietor, principal, director, officer, employee, manager, agent, representative, independent contractor, consultant or otherwise:

Solicit in any manner, seek to obtain or service any business of any Person who is or was a customer or an active prospective customer of the Company or any of the Affiliates during the two-year period prior to the Date of Termination; or

Request or advise any customers, suppliers, vendors or others who were doing business with the Company or any of the Affiliates during the two-year period prior to the Date of Termination, or any other Person, to terminate, reduce, limit or change their business or relationship with the Company or any of the Affiliates; or

Induce, request or attempt to influence any employee of the Company or any of the Affiliates who was employed by the Company or any Affiliates during the two-year period prior to the Date of Termination, to terminate his or her employment with the Company or any of the Affiliates.

Section 9.	Periods of Noncompliance and Reasonableness of Periods.

The restrictions and covenants contained in Sections 7 and 8 will be deemed not to run during all periods of noncompliance, the intention of the parties hereto being to have such restrictions and covenants apply during the Term of this Agreement and for the full periods specified in Sections 7 and 8. The Company and the Executive understand, acknowledge and agree that the restrictions and covenants contained in Sections 7 and 8 are reasonable in view of the nature of the business in which the Company and the Affiliates are engaged, the Executive’s positions with the Company and the Affiliates and the Executive’s advantageous knowledge of and familiarity with the business, operations, affairs and customers of the Company and the Affiliates.

The Company’s obligation to pay the amounts otherwise payable to the Executive pursuant to this Agreement will immediately terminate in the event that the Executive breaches any of the provisions of Sections 6, 7 or 8. Notwithstanding the foregoing:

the covenants of the Executive set forth in Sections 6, 7 and 8 will continue in full force and effect and be binding upon the Executive;

the Company will be entitled to the remedies specified in Section 11; and

the Company will be entitled to its damages, costs and expenses (including, without limitation, reasonable attorneys fees and expenses) resulting from or relating to the Executive’s breach of any of the provisions of Sections 6, 7 or 8.

Section 10.	Survival of Certain Provisions.

Upon any termination of the Executive’s employment with the Company, the Executive and the Company hereby expressly agree that the provisions of Sections 5, 6, 7, 8, 9, 10, 11, 12 and 13 will continue to be in full force and effect and binding upon the Executive and the Company in accordance with the applicable respective provisions of such Sections.

Section 11.	Remedies.

The Executive agrees that the Company or an Affiliate will suffer irreparable damage and injury and will not have an adequate remedy at law in the event of any actual, threatened or attempted breach by the Executive of any provision of Sections 6, 7 or 8. Accordingly, in the event of a breach or a threatened or attempted breach by the Executive of any provision of Sections 6, 7 or 8, in addition to all other remedies to which the Company and Affiliates are entitled at law, in equity or otherwise, the Company and Affiliates may be entitled to a temporary restraining order and a permanent injunction or a decree of specific performance of any provision of Sections 6, 7 or 8. The foregoing remedies will not be deemed to be the exclusive rights or remedies of the Company or an Affiliate for any breach of or noncompliance with this Agreement by the Executive but will be in addition to all other rights and remedies available to the Company or Affiliate at law, in equity or otherwise.

Section 12.	Indemnification.

The Company will indemnify the Executive (and his legal representatives or other successors) to the fullest extent permitted (including payment of expenses in advance of final disposition of the proceeding) by the Articles of Incorporation and By-Laws of the Company as in effect at such time. The Executive will be entitled to the protection of any insurance policies the Company may elect to maintain generally for the benefit of its directors and officers, against all costs, charges and expenses whatsoever incurred or sustained by him or his legal representatives in connection with any action, suit or proceeding to which he (or his legal representatives or other successors) may be made a party by reason of his being or having been a director, officer or employee of the Company or any of its subsidiaries. If any action, suit or proceeding is brought or threatened against the Executive in respect of which indemnity may be sought against the Company pursuant to the foregoing, the Executive will notify the Company promptly in writing of the institution of such action, suit or proceeding, and the Company will assume the defense hereof and the employment of counsel and payment of all fees and expenses.

Section 13.	Miscellaneous.

(a) Assignment. This Agreement is personal in nature and no party hereto will, without the prior written consent of the other party hereto, assign or transfer this Agreement or any rights or obligations hereunder, except as provided pursuant to subsection 13(p) or as otherwise provided herein. Without limiting the foregoing, the Executive’s right to receive compensation hereunder will not be assignable or transferable by the Executive, whether by pledge, creation of a security interest or otherwise, other than a transfer by the Executive’s will or by the laws of descent, and in the event of any attempted assignment or transfer contrary to this

Section, the Company will have no liability to pay any amounts so attempted to be assigned or transferred. Notwithstanding the foregoing or anything herein to the contrary, this Agreement may be assigned by the Company to any Affiliate without the prior consent of the Executive.

(b) Waiver. Either party hereto may, by a writing signed by the waiving party, waive the performance by the other party of any of the covenants or agreements to be performed by such other party under this Agreement. The waiver by either party hereto of a breach of or noncompliance with any provision of this Agreement will not operate or be construed as a continuing waiver or a waiver of any other or subsequent breach or noncompliance hereunder. The failure or delay of either party at any time to insist upon the strict performance of any provision of this Agreement or to enforce its rights or remedies under this Agreement will not be construed as a waiver or relinquishment of the right to insist upon strict performance of such provision, or to pursue any of its rights or remedies for any breach hereof, at a future time.

(c) Amendment. This Agreement may be amended, modified or supplemented only by a written agreement executed by all of the parties hereto.

(d) Headings. The headings in this Agreement have been inserted solely for ease of reference and will not be considered in the interpretation or construction of this Agreement.

(e) Severability. In case any one or more of the provisions (or any portion thereof) contained herein will, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provision of this Agreement, but this Agreement will be construed as if such invalid, illegal or unenforceable provision or provisions (or portion thereof) had never been contained herein. If any provision of this Agreement will be determined by a court of competent jurisdiction to be unenforceable because of the provision’s scope, duration or other factor, then such provision will be considered divisible and the court making such determination will have the power to reduce or limit (but not increase or make greater) such scope, duration or other factor or to reform (but not increase or make greater) such provision to make it enforceable to the maximum extent permitted by law, and such provision will then be enforceable against the appropriate party hereto in its reformed, reduced or limited form; provided, however, that a provision will be enforceable in its reformed, reduced or limited form only in the particular jurisdiction in which a court of competent jurisdiction makes such determination.

(f) Counterparts. This Agreement may be executed in any number of counterparts, each of which will be an original, but such counterparts will together constitute one and the same agreement.

(g) Construction. This Agreement will be deemed to have been drafted by both parties hereto. This Agreement will be construed in accordance with the fair meaning of its provisions and its language will not be strictly construed against, nor will ambiguities be resolved against, any party.

(h) Review and Consultation. The Executive hereby acknowledges and agrees that he (i) has read this Agreement in its entirety prior to executing it, (ii) understands the provisions,

effects and restrictions of this Agreement, (iii) has consulted with such of his own attorneys, accountants and financial and other advisors as he has deemed appropriate in connection with his execution of this Agreement, and (iv) has executed this Agreement voluntarily. THE EXECUTIVE HEREBY UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT HE HAS NOT RECEIVED ANY ADVICE, COUNSEL OR RECOMMENDATION WITH RESPECT TO THIS AGREEMENT FROM ANY DIRECTOR OR EMPLOYEE OF, OR ANY ATTORNEY, ACCOUNTANT OR ADVISOR FOR, THE BANK OR THE HOLDING COMPANY.

(i) Attorneys’ Fees. Each party hereto will pay the other party’s reasonable costs and expenses (including, without limitation, reasonable attorneys’ fees and disbursements) in connection with such other party successfully enforcing any provision or provisions of this Agreement (except as otherwise provided herein) against the breaching party (whether by litigation, arbitration, mediation, settlement or negotiation).

(j) Entire Agreement. This Agreement supersedes all other prior understandings, commitments, representations, negotiations, contracts and agreements, whether oral or written, between the parties hereto relating to the matters contemplated hereby and constitute the entire understanding and agreement between the parties hereto relating to the subject matter hereof.

(k) Certain References. Whenever in this Agreement a singular word is used, it also will include the plural wherever required by the context and vice-versa. All references to the masculine, feminine or neuter genders herein will include any other gender, as the context requires. Unless expressly provided otherwise, all references in this Agreement to days will mean calendar, not business, days.

(l) Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Indiana applicable to contracts made and to be performed therein.

(m) Notices. All notices, requests and other communications hereunder will be in writing (which will include facsimile communication) and will be deemed to have been duly given if (i) delivered by hand; (ii) sent by certified United States Mail, return receipt requested, first class postage pre-paid; (iii) sent by overnight delivery service; or (iv) sent by facsimile transmission if such fax is confirmed immediately thereafter by also mailing a copy of such notice, request or other communication by regular United States Mail, first class postage pre-paid, as follows:

If to the Company:	Horizon Bancorp Attention: Chairman of the Board of Directors 515 Franklin Square Michigan City, Indiana 46360 Telephone: (219) 879-0211 Facsimile: (219) 873-2628

With a copy to (which will not constitute notice):	Krieg DeVault llp Attention: Sharon B. Hearn, Esq. One Indiana Square, Suite 2800 Indianapolis, Indiana 46204 Telephone: (317) 636-4341 Facsimile: (317) 636-1507

If to the Executive:	Craig M. Dwight 1412 Jonathan Ct. LaPorte, IN 46350

or to such other address or facsimile number as any party hereto may have furnished to the other parties in writing in accordance herewith, except that notices of change of address or facsimile number will be effective only upon receipt.

All such notices, requests and other communications will be effective (i) if delivered by hand, when delivered; (ii) if sent by mail in the manner provided herein, two business days after deposit with the United States Postal Service; (iii) if sent by overnight express delivery service, on the next business day after deposit with such service; or (iv) if sent by facsimile transmission, on the date indicated on the fax confirmation page of the sender if such fax also is confirmed by mail in the manner provided herein.

(n) Jurisdiction and Venue. The parties hereto hereby agree that all demands, claims, actions, causes of action, suits, proceedings and litigation between or among the parties relating to this Agreement, will be filed, tried and litigated only in a federal or state court located in the State of Indiana. In connection with the foregoing, the parties hereto irrevocably consent to the jurisdiction and venue of such court and expressly waive any claims or defenses of lack of jurisdiction of or proper venue by such court.

(o) Recitals. The recitals contained on page one of this Agreement are expressly incorporated into and made a part of this Agreement.

(p) Successors. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, share exchange, combination or otherwise) to all or substantially all of the business, assets or voting securities of the Bank or the Holding Company to expressly assume and agree, in writing, to perform this Agreement in, and any successor will absolutely and unconditionally assume all of the Company’s obligations hereunder to, the same manner and extent, and upon the same terms and conditions, that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession will be a material breach of this Agreement by the Company and will entitle the Employee to terminate his employment with the Company for Good Reason pursuant to subsection 4(c). As used in this Agreement, the Company will mean the Company as hereinbefore defined and any successor to their business, assets or voting securities as aforesaid.

(q) Tax Payments. Anything in this Agreement to the contrary notwithstanding, in the event the Company’s independent public accountants determine that any payment by the Company to or for the benefit of the Executive, whether paid or payable pursuant to the terms of this Agreement, would be non-deductible by the Company for federal income tax purposes because of Code Section 280G, the amount payable to or for the benefit of the Executive pursuant to the Agreement will be reduced (but not below zero) to the Reduced Amount. For purposes of this Agreement, the “Reduced Amount” will be the amount which maximizes the amount payable without causing the payment to be non-deductible by the Company because of Code Section 280G.

IN WITNESS WHEREOF, the parties hereto have made, entered into, executed and delivered this Agreement as of the day and year first above written.

HORIZON BANK, N.A.

By:	/s/ Thomas H. Edwards
Thomas H. Edwards,
President and Chief Operating Officer

HORIZON BANCORP

By:	/s/ Robert C. Dabagia
Robert C. Dabagia, Chairman

EXECUTIVE

/s/ Craig M. Dwight
Craig M. Dwight